Exhibit 99.1

Response Biomedical Corporation Announces
Agreement with Jeffrey L. Purvin to become Chief Executive Officer

VANCOUVER, British Columbia – April 13, 2012 - Response Biomedical Corporation (TSX: RBM, OTCBB: RPBIF) today reported that the Company has reached an agreement with Mr. Jeffrey L. Purvin to become its new Chief Executive Officer, effective May 1, 2012.

“We are delighted that Jeff has agreed to become our next CEO”, said Dr. Peter A. Thompson, Executive Chairman and Interim CEO. “Jeff’s background and experience is perfectly suited to help drive Response during this very exciting time for the Company.”

Mr. Purvin has over 30 years of experience marketing both consumer and medical products. From November 2006 to December 2011, he was the Chairman and CEO of Calibra Medical, Inc., where he and his team developed and gained FDA clearance for a unique insulin delivery device, successfully positioning the company for an exit. Prior to Calibra, as Chairman and CEO of Metrika, Inc., from January 2004 to July 2006, Mr. Purvin and his team developed multiple, handheld, disposable, fingerstick-based, point-of-care, in-vitro diagnostic tests which the company sold directly to physicians, consumers and other companies. Before Metrika, from  January 2001 to  December 2003, Mr. Purvin was a divisional President at Datascope Corporation (a public company, later acquired by Maquet), where he was responsible for marketing interventional cardiology and radiology devices to hospitals, worldwide. Mr. Purvin previously served as Vice President, General Manager, in GlaxoSmithKline’s $4B Consumer Healthcare division where he marketed scores of well-known, highly advertised consumer packaged goods. Mr. Purvin started his career at Bristol-Myers Squibb, where he marketed pharmaceuticals and consumer products to both physicians and consumers.

Mr. Purvin is a member of the Board of Directors at Cardica, Inc. (NASDAQ: CRDC). Cardica markets a unique coronary bypass anastomosis connection device to surgeons, worldwide, and is currently developing a unique, multi-firing surgical stapler line. Mr. Purvin is Chair of Cardica’s Compensation Committee and is a member of its Audit and Finance Committees.  Mr. Purvin earned a B.A. from Brown University and an M.B.A from The Wharton School, University of Pennsylvania.

Further information on the Company can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides high sensitivity and reliable information in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack and congestive heart failure through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run 18 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corporation. Examples of forward-looking statements in this press release include statements regarding our expectations for the appointment of a new CEO and the expected start date of that individual.

These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

Contacts

Response Biomedical Corporation:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com